As filed with the Securities and Exchange Commission on August 15, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

QUAKER CHEMICAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-0993790
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Quaker Park, 901 Hector Street Conshohocken, Pennsylvania	19428-0809
(Address of Principal Executive Offices)	(Zip Code)

Quaker Chemical Corporation

2006 Long-Term Performance Incentive Plan

(Full Title of the Plan)

Ronald J. Naples

Chairman and Chief Executive Officer

Quaker Chemical Corporation

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428-0809

(Name and Address of Agent for Service)

(610) 832-4000

(Telephone Number, Including Area Code, of Agent For Service)

Copy of all communications to:

D. Jeffry Benoliel, Esquire

Vice President, Secretary and General Counsel

Quaker Chemical Corporation

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428-0809

(610) 832-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $1.00 par value (including associated stock purchase rights)	1,000,000 Shares	(2)	$19.29	$19,290,000	$2,064.03

(1)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock on August 11, 2006, as reported on the New York Stock Exchange.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares and associated stock purchase rights as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, reclassifications or other similar events effected without the receipt of consideration.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities may begin as soon as reasonably practicable after such effective date.

EXPLANATORY NOTE

This Registration Statement registers under the Securities Act of 1933, as amended (the “Securities Act”), shares of Common Stock of Quaker Chemical Corporation (“Registrant”) to be issued pursuant to the Quaker Chemical 2006 Long-Term Performance Incentive Plan (the “Plan”).

The prospectus documents containing the information specified in Part I of Form S-8 need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act, but will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant or by the Plan are incorporated by reference in this Registration Statement and made a part hereof:

1. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;

2. The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

3. The Registrant’s Current Reports on Form 8-K dated February 3, 2006, February 22, 2006, March 6, 2006, March 10, 2006, May 2, 2006, May 12, 2006, June 27, 2006, August 3, 2006 and August 8, 2006;

4. The description of the Registrant’s Common Stock, par value $1.00 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 2, 1996, including all amendments and reports filed for the purpose of updating that description; and

5. The description of the Registrant’s stock purchase rights set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 7, 2000, including all amendments and reports filed for the purpose of updating that description.

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions relating to the indemnification of persons by a Pennsylvania business corporation, including directors and officers of the corporation.

Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, a business corporation’s power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities to the extent they are successful on the merits or otherwise in the defense of such actions.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 may be made by a business corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper because the director or officer met the applicable standard of conduct, and such determination must be made: (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by a business corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL grants a business corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D of Chapter 17 of the PBCL. The Registrant currently maintains directors and officers liability insurance on behalf of its directors and officers.

Section 1748 applies the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division.

Section 1750 provides that the indemnification and advancement of expenses pursuant to Subchapter D of Chapter 17 of the PBCL will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

Section 7.1 of the Registrant’s Bylaws contains provisions requiring the Registrant to indemnify and hold harmless directors and officers to the fullest extent and manner authorized or permitted by the laws of the Commonwealth of Pennsylvania.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4	Quaker Chemical Corporation 2006 Long-Term Performance Incentive Plan (incorporated by reference to Appendix E to the Registrant’s definitive proxy statement filed with the Commission on March 31, 2006 on Schedule 14A).

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Conshohocken, Commonwealth of Pennsylvania on this 15th day of August, 2006.

QUAKER CHEMICAL CORPORATION

By:	/s/ Ronald J. Naples
Ronald J. Naples
Chairman of the Board and
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Ronald J. Naples and D. Jeffry Benoliel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PENNSYLVANIA NOTICE TO SIGNATORIES

The purpose of this Power of Attorney is to give Ronald J. Naples and D. Jeffry Benoliel (each an “Agent” and together, the “Agents”) the power to execute certain documents related to this Registration Statement on your behalf. This Power of Attorney does not impose a duty on the Agents to exercise granted powers, but when powers are exercised, they must use due care to act for your benefit and in accordance with this Power of Attorney. Agents may exercise the powers given here for the period during which this Registration Statement is effective, even after you become incapacitated, unless you expressly limit the duration of these powers or you revoke these powers or a court acting on your behalf terminates the Agents’ authority. A court can take away the powers of the Agents if it finds the Agents are not acting properly. The powers and duties of an agent under a Power of Attorney are explained more fully in 20 Pa. C.S. Ch. 56. If there is anything about this form that you do not understand, you should ask a lawyer of your own choosing to explain it to you. By signing below, you are attesting that you have read or had explained to you the above Notice and that you understand its contents.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Naples Ronald J. Naples	Chairman, Chief Executive Officer and Director	August 9, 2006

/s/ Neal E. Murphy Neal E. Murphy	Vice President, Chief Financial Officer and Treasurer	August 9, 2006

/s/ Joseph B. Anderson, Jr. Joseph B. Anderson, Jr.	Director	August 9, 2006

/s/ Patricia C. Barron Patricia C. Barron	Director	August 9, 2006

/s/ Donald R. Caldwell Donald R. Caldwell	Director	August 9, 2006

/s/ Robert E. Chappell Robert E. Chappell	Director	August 9, 2006

/s/ William R. Cook William R. Cook	Director	August 9, 2006

/s/ Edwin J. Delattre Edwin J. Delattre	Director	August 9, 2006

/s/ Jeffry D. Frisby Jeffry D. Frisby	Director	August 9, 2006

/s/ Robert H. Rock Robert H. Rock	Director	August 9, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4	Quaker Chemical Corporation 2006 Long-Term Performance Incentive Plan (incorporated by reference to Appendix E to the Registrant’s definitive proxy statement filed with the Commission on March 31, 2006 on Schedule 14A).

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).